SRCO Professional Corporation
Chartered Professional Accountants
Licensed Public Accountants
Park Place Corporate Centre
15 Wertheim Court, Suite 409
Richmond Hill, ON L4B 3H7

Tel: 905 882 9500 & 416 671 7292
Fax: 905 882 9580
Email: info@srco.ca

January 23, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We have read the statements made by Eco-Shift Power Corp., which we understand will be filed with the Securities and Exchange Commission, pursuant to item 4.01 of Form 8-K, as part of the Form 8-K of Eco-Shift Power Corp. dated January 23, 2017. We agree with the statements concerning our Firm in such Form 8-K. We have no basis to either agree or disagree with other statements made under Item 4.01.

Yours very truly,

/s/ SRCO Professional Corporation
CHARTERED PROFESSIONAL ACCOUNTANTS
Authorized to practise public accounting by the
Chartered Professional Accountants of Ontario